Exhibit 10.17

SEPARATION AGREEMENT AND GENERAL RELEASE

This Separation Agreement and General Release (“Agreement”) is made this 23rd day of October, 2014, by and among Summer Infant (USA), Inc. (“SI USA”), Summer Infant, Inc. (“SII”, and together with SI USA the “Company”) and David Hemendinger (“Hemendinger”).

RECITALS

This Agreement is made in light of, and in consideration of, the following facts and circumstances which form a material part of this Agreement:

A.                                    Since November 21, 2011, Hemendinger has been employed by the Company in various positions, including most recently as Chief Information Officer.

B.                                    Hemendinger is a party to a Non-Competition, Non-Disclosure and Developments Agreement dated July 1, 2013 (“Restrictive Agreement”), a copy of which is attached hereto as Exhibit A.

C.                                    The Company and Hemendinger have mutually agreed upon Hemendinger’s resignation from employment and that Hemendinger’s last day of employment shall be October 24, 2014.

NOW, THEREFORE, in consideration of the mutual promises set forth herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.              Hemendinger and the Company agree that the last date of Hemendinger’s employment is October 24, 2014 (the “Separation Date”) at which time Hemendinger shall be removed from all offices and directorships held in the Company and any subsidiaries of the Company.  Hemendinger will be paid all earned wages, accrued but unpaid vacation benefits, and reimbursements through the Separation Date by the next regular pay date after the Separation Date.

2.              In accordance with the provisions of Section 2 (b) (i) of the Restrictive Agreement, the Company does hereby and herewith notify Hemendinger that it will exercise its right to extend the Non-Compete Period (as defined in the Restrictive Agreement) from and after the Separation Date for a period of twelve (12) weeks (the “Twelve Week Period”). The Company acknowledges and agrees that as a result of its exercise of its right to extend the Non-Compete Period (as defined in the Restrictive Agreement), Hemendinger is entitled to receive the consideration set forth in Section 2(b)(i) of the Restrictive Agreement; specifically, an amount equal to fifty-percent (50%) of Hemendinger’s base salary during the 12-week non-compete period, payable in bi-weekly installments on such dates as his base salary would otherwise be paid by the Company in accordance with its regular payroll procedures, less applicable deductions and withholdings and an additional amount equal to fifty-percent (50%) of Hemendinger’s base salary during the four weeks immediately following the Twelve Week Period, payable in bi-weekly installments on such dates as his base salary would otherwise be paid by the Company in accordance with its regular payroll procedures, less applicable deductions and withholdings.  Payment will commence on the next regular pay day following the Effective Date as defined in Paragraph 8(c).  All provisions of the Restrictive Agreement that survive the termination of Hemendinger’s employment shall remain in full force and effect and Hemendinger does hereby acknowledge his obligations under the Restrictive Agreement and agrees to honor and abide by the terms thereof.

3.                                      In consideration of the execution, delivery, non-revocation of this Agreement by Hemendinger and in consideration of the covenants and promises of Hemendinger set forth herein, including, without limitation, the release provided by Hemendinger to the Company pursuant to Paragraph 8 below (the “Release”), the Company shall provide to Hemendinger the following separation consideration (“Release Consideration”):

(a)                                 For a period of sixteen (16) weeks commencing on the next regular pay day following the Effective Date as defined in Paragraph 8(c), the Company shall pay to Hemendinger an amount equal to fifty-percent (50%) of his base salary, payable in bi-weekly installments on such dates as his base salary would otherwise be paid by the Company in accordance with its regular payroll procedures, less applicable deductions and withholdings (for the avoidance of doubt, the payments set forth in Paragraph 2 and this paragraph 3(a) are separate payments which together total sixteen (16) weeks of full base salary);

(b)                                 The Company agrees to the immediate vesting of five-thousand (5,000) restricted shares of stock under the award originally granted on November 21, 2011, and ten-thousand (10,000) shares of stock options under the award originally granted November 21, 2011.  In addition, the Company agrees that the exercise period for Hemendinger’s vested and outstanding stock options will be extended for an additional six (6) months from the expiration date set forth in the relevant equity plan covering the options. The amended expiration date is July 25, 2015.  Mr. Hemendinger’s ability to sell such restricted stock and/or exercise such options and sell such shares and/or engage in “cashless” transactions shall not be subject to any “blackout” or similar restrictions beginning on the third trading day after public release of the Company’s results for the quarter ended September 30, 2014; and

(c)                                  The Company will provide, at its expense, for Hemendinger to receive outplacement services with an outplacement provider used by the Company for a period of up to twelve (12) months following the Effective Date as defined in Paragraph 8(c) of this Agreement.

(d)                                 The Separation Date shall be the date of the “qualifying event” under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) and the Company will present Hemendinger with information on COBRA under separate cover.

4.                                      Hemendinger understands, acknowledges and agrees that he is receiving the Release Consideration set forth in Paragraph 3 in exchange for the Release set forth in Paragraph 7 and his agreement to honor and abide by the terms and conditions of this Agreement, and is otherwise not entitled to receive the Release Consideration.

5.                                      Hemendinger acknowledges and agrees that his participation in the Company’s 401(k) plan and his rights to benefits under that plan following the Separation Date will be governed by the terms of that plan.

6.                                      Except as set forth in this Agreement, Hemendinger acknowledges that any outstanding unvested awards under any plan(s) maintained by the Company shall be treated in accordance with the rules of the relevant plan and the terms of the relevant award.

7.                                      The release (“Release”) set forth in this Paragraph 7 is effective as of the Effective Date of this Agreement.

(a)                                 In exchange for the consideration set forth in Paragraph 3, Hemendinger for himself and his agents, attorneys, successors, and assigns, hereby releases and forever discharges the Company and its present and/or former parents, affiliates, divisions, subsidiaries, predecessors, successors and assigns as well as its and/or their present and former officers, directors, shareholders, agents, counsel, insurers, and employees (collectively the “Releasees”), to the fullest extent permitted by law, of and from all actions, causes of action, suits, debts, dues, sums of money, damages, judgments, executions, claims and demands which may be legally waived by private agreement, in law or in equity, known or unknown, foreseen or unforeseen, which he ever had, now has or which his heirs, executors, administrators, successors and assigns (collectively with Hemendinger, the “Releasors”) hereafter shall, can or may have, upon or by reason of any matter, cause or thing arising at any time up to the date of Hemendinger’s execution of this Agreement.

(b)                                 The foregoing release by Releasors includes, but is not limited to, any and all claims, individual or collective, arising on or before Hemendinger’s execution of this Agreement under the Age Discrimination in Employment Act of 1967, as amended, 29 U.S.C. § 621 et seq., Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. § 2000 et seq., the Civil Rights Act of 1871, as amended, 42 U.S.C. § 1981 et seq., the Americans with Disabilities Act, 42 U.S.C. § 12101 et seq., the Employee Retirement Income Security Act of 1974, as amended, 29 U.S.C. § 1001 et seq., Family and Medical Leave Act, 29 U.S.C. §2601 et seq. and all other federal, state and local laws, including but not limited to the Rhode Island Fair Employment Practices Act, R.I. Gen. Laws §§ 28-5-1 et seq., the Rhode Island Civil Rights Act of 1990, R.I. Gen. Laws §§ 42-112-1 et seq., the Civil Rights of People with Disabilities Act, R.I. Gen. Laws §§ 42-87-1 et seq., the Rhode Island Parental and Family Medical Leave Act, R.I. Gen. Laws §§ 28-48-1 et seq., Rhode Island wage payment laws, any Executive Orders (governing employment practices) which may affect the Company, and all other federal, state and local laws, as each of the foregoing have been or may be amended, and any and all claims arising under any other federal, state or local statute, law, rule, regulation, or decision, including claims for discrimination, harassment, retaliation, breach of contract, infliction of emotional distress, negligence, defamation or slander, wrongful discharge in violation of public policy, and any and all other common law claims, as well as any and all claims for attorneys’ fees and costs.

(c)                                  Hemendinger acknowledges and agrees that the Release Consideration he is receiving under this Agreement is sufficient consideration to support the release of all entities and persons identified in this Paragraph 7(a) of this Agreement, and that said Release Consideration is in addition to anything of value to which Hemendinger is entitled.

(d)                                 Hemendinger agrees that he will not sue on, or commence any proceedings relating to, any claim which would be released by this Agreement, other than his participation in a governmental or state agency investigation or proceeding as described in Paragraph 9.  If he subsequently contests this Agreement for any reason, Hemendinger agrees to first tender back to the Company the payment being made to him under Paragraph 3.  Hemendinger agrees and represents that he has not filed, or caused to be filed, any claim or charge with any court, adjudicative body, regulatory body, or agency arising out of his employment or termination of employment.

(e)                                  Hemendinger agrees and represents that: (i) he has received all leave (paid or unpaid), compensation, wages, overtime if applicable, bonuses, commissions, and/or benefits to which he may be entitled and that no other amounts and/or benefits are due except as expressly provided in this Agreement; (ii) has no known workplace injuries or occupational diseases that he has not already reported to Company; (iii) has either been provided or not been denied any leave requested under the Family and Medical Leave Act or state law; (iv) is not eligible to receive payments or benefits under any other severance pay policy, plan, practice or arrangement of the Company other than as set forth herein; and (v) has not complained of and is not aware of any fraudulent activity or any act(s) which would form the basis of a claim of fraudulent or illegal activity by the Company.

(f)                                   Hemendinger further waives and releases any right to become, and agrees not to consent to become, a member of any class in a case in which claims are asserted against the Company or the Releasees that are related in any way to Hemendinger’s employment or the termination of his employment with Company.  If, without his prior knowledge and consent, Hemendinger is made a member of a class in any proceeding, he agrees to opt out of the class at the first opportunity.

8.                                      Age Discrimination in Employment Act (“ADEA”).  Because Hemendinger is 40 years of age or older, the Company is advising Hemendinger of, and Hemendinger acknowledges, the following:

(a)                                 Twenty-One (21) Day Consideration Period.  Hemendinger shall have twenty-one (21) days to consider and accept the terms of this Agreement by fully executing it below, and returning it to the Company to Mark Strozik’s attention at the address provided in Paragraph 12.  During this twenty-one (21) day period and before signing this Agreement, Hemendinger is encouraged to consult with an attorney regarding the terms and provisions of this Agreement at his own expense.  Hemendinger may sign the Agreement of his own volition prior to the conclusion of the twenty-one (21) day period.

(b)                                 Release of Age Discrimination in Employment Act Claims.  By signing this Agreement, Hemendinger waives any claims he has or might have against the Company or the Releasees under the ADEA that accrued prior to the date of Hemendinger’s execution of the Agreement.

(c)                                  Revocation Period.  Hemendinger shall have seven (7) days from the date he signs this Agreement to change his mind and revoke the agreement to waive claims of discrimination under the ADEA.  This seven-day right of revocation does not apply to any other type of claim covered by the release in Paragraph 7 above.  Any revocation within this period must state “I hereby revoke my acceptance of our Agreement and General Release related to claims under the Age Discrimination in Employment Act.”  The written revocation must be delivered to provide written notice of revocation of this Agreement to Mark Strozik’s attention, at the address provided in Paragraph 12 and must be postmarked within seven (7) calendar days of Hemendinger’s execution of this Agreement.  If Hemendinger does not revoke this Agreement prior to the expiration of this seven (7) day period, this Agreement shall take effect at that time as a legally binding agreement between Hemendinger and the Company on the basis set forth herein (the “Effective Date”).

HEMENDINGER IS HEREBY ADVISED THAT HE HAS UP TO TWENTY-ONE (21) CALENDAR DAYS TO REVIEW AND CONSIDER THIS AGREEMENT AND IS HEREBY ADVISED IN WRITING TO CONSULT WITH AN ATTORNEY PRIOR TO EXECUTION OF THIS AGREEMENT.

HEMENDINGER AGREES THAT ANY MODIFICATIONS, MATERIAL OR OTHERWISE, MADE TO THIS AGREEMENT DO NOT RESTART OR AFFECT IN ANY MANNER THE ORIGINAL TWENTY-ONE (21) CALENDAR DAY CONSIDERATION PERIOD.

HAVING ELECTED TO EXECUTE THIS AGREEMENT, TO FULFILL THE PROMISES AND TO RECEIVE THE SUMS AND BENEFITS IN PARAGRAPH 3 ABOVE, HEMENDINGER FREELY AND KNOWINGLY, AND AFTER DUE CONSIDERATION, ENTERS INTO THIS AGREEMENT INTENDING TO WAIVE, SETTLE AND RELEASE ALL CLAIMS HEMENDINGER HAS OR MIGHT HAVE AGAINST THE RELEASEES.

9.                                      Nothing in this Agreement, including but not limited to the release of claims, proprietary information, confidentiality, cooperation, and non-disparagement provisions, prevents Hemendinger from filing a charge or complaint with or from participating in an investigation or proceeding conducted by the Equal Employment Opportunity Commission, National Labor Relations Board, or any other federal, state or local agency charged with the enforcement of any laws.  By signing this Agreement, however, Hemendinger is waiving rights to individual relief based on claims asserted in such a charge or complaint, except where such a waiver of individual relief is prohibited.  With respect to any claim that cannot be released by private agreement, Hemendinger agrees to release and waive his right (if any) to any monetary damages or other recovery as to such claims, including any claims brought on Hemendinger’s behalf, either individually or as part of a collective action, by any governmental agency or other third party.  Notwithstanding the foregoing, this release Agreement does not prohibit or bar Hemendinger from providing truthful testimony in any legal proceeding or from cooperating with, or making truthful disclosures to, any governmental agency.

Even though Hemendinger intends to release all claims that he may have existing at the time of, or that Hemendinger had prior to, the execution of this Agreement, this Agreement does not release Hemendinger’s right to (i) any vested 401(k) or other retirement benefits to which he is or will be entitled, or (ii) any wages Hemendinger has earned on or before the date he executes this Agreement.  This release does not extend to any claims Hemendinger has made or may make for workers’ compensation or unemployment compensation.  Also, this Agreement does not release claims that cannot be released as a matter of law.  For example, this Agreement does not release claims under the Fair Labor Standards Act of 1938. Finally, this Agreement does not release any claims which Mr. Hemendinger may have resulting from any breach of this Agreement by the Company.

10.                               From and after the Separation Date, Hemendinger shall not represent himself as an employee, officer, director or representative of the Company or attempt to conduct business in the name or on behalf of the Company or any of its subsidiaries.  Upon the Separation Date, Hemendinger agrees to promptly return all items of Company property he has or over which he has control, including but not limited to all keys, records, lap top computer, cell phone, designs, business plans, financial statements, manuals, memoranda, lists, and other property delivered to or compiled by Hemendinger by or on behalf of the Company (or its subsidiaries) or its representatives, vendors, or customers that pertain to the business of the Company (or its subsidiaries), all equipment belonging to the Company, all code and computer programs and information of whatever nature, tools, manuals, and any and all other materials, documents or information, including but not limited to confidential information in his possession or control, and that he will retain no copies thereof.  Likewise, all correspondence, reports, records, charts, advertising materials, and other similar data pertaining to the business, activities or future plans of the Company (or its subsidiaries) that has been collected by Hemendinger shall be delivered promptly to the Company upon the Separation Date.

11.                               Hemendinger and the Company (together referred to as the “Parties”) mutually agree to maintain in strict confidence, and not to disclose, the terms, conditions, amount, fact of, and circumstances leading to the making of this Agreement, and any and all actions taken in accordance with this Agreement, provided however, that : (a) Hemendinger may disclose this Agreement to his immediate family; (b) the Parties may disclose this Agreement in confidence to their respective attorneys, accountants, auditors, tax preparers, and financial advisors; (c) the Company may disclose this Agreement as necessary to Company employees for business-related reasons, or to others to fulfill standard or legally required corporate reporting or disclosure requirements; and (d) the Parties may disclose this Agreement insofar as such disclosure may be necessary to enforce its terms or as otherwise required by law.  Further, the Parties represent that they have not disclosed the fact of, or the terms of this Agreement and receipt of the payment described in Paragraph 3 to anyone, other than the permitted disclosures referenced above, at any time prior to execution of this Agreement.  Hemendinger specifically acknowledges and agrees that he shall not disclose the terms or existence of this Agreement to any current or former Company employee in any manner, whether in writing or orally, directly or indirectly, or by or through an agent, representative, attorney or any other such person.

In the event that any third party seeks to compel disclosure of this Agreement by service of a subpoena or otherwise, Hemendinger agrees to promptly notify the Company and to limit any response to the specific information sought.

12.                               All notices, requests, consents and other communications hereunder that are required to be provided, or that the sender elects to provide, in writing, will be addressed to the receiving party’s address set forth below or to such other address as a party may designate by notice hereunder, and will be either (i) delivered by hand, (ii) sent by overnight courier, or (iii) sent by registered or certified mail, return receipt requested, postage prepaid.

If to the Company:	If to Hemendinger:

Summer Infant (USA), Inc.	David Hemendinger
Summer Infant, Inc.	[Address]
1275 Park East Drive
Woonsocket, Rhode Island 02895
Attn: Mark Strozik, SVP/ Human Resources

13.                               Hemendinger acknowledges, represents and warrants that he enters into this Agreement knowingly, voluntarily, free of duress or coercion, and with a full understanding of all terms and conditions contained herein.

14.                               Should any provision in this Agreement be declared or determined to be illegal or invalid the validity of the remaining parts, terms, or provisions shall not be affected and the illegal or invalid part, term, or provisions shall be deemed not to be part of this Agreement.

15.                               This Agreement and the agreements referenced herein, including the Restrictive Agreement, constitute the entire agreement between the parties, and supersede all oral negotiations and any prior and other writings with respect to the subject matter of this Agreement, and are intended by the parties as the final, complete and exclusive statement of the terms agreed to by them.

16.                               This Agreement shall be governed by and construed in accordance with the laws of the State of Rhode Island.

17.                               This Agreement shall be binding upon the parties and may not be amended, supplemented, changed, or modified in any manner, orally or otherwise, except by an instrument in writing of concurrent or subsequent date signed by the Company and Hemendinger.

18.                               Hemendinger agrees that he may not assign any of his rights or delegate any of his duties under this Agreement.  The rights and obligations of the Company shall inure to the benefit of the Company’s successors and assigns.

19.                               This Agreement shall not in any way be construed as an admission by either the Company or Hemendinger that it or he has acted wrongfully with respect to the other and both the Company and Hemendinger specifically deny the commission of any wrongful acts against the other.

20.                               Hemendinger agrees that he will not make any written or oral statement or take any action which he knows or reasonably should know constitutes an untrue,

disparaging, or negative comment concerning the Company.  Hemendinger agrees to refer any prospective employer or other individual or entity seeking an employment or other reference from the Company to the Senior Vice President of Human Resources, who is currently Mark Strozik.  The Senior Vice President of Human Resources will provide only a neutral reference confirming the dates of Hemendinger’s employment and his job title. Likewise, the Company agrees to instruct all current Corporate officers and current members of the Board of Directors not to make any written or oral statement or take any action which they know or reasonably should know constitutes an untrue, disparaging, or negative comment concerning Hemendinger.

21.                               This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together constitute one and the same instrument.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties execute this Agreement as of the date indicated below.

I have read this Agreement and understand that if I sign it I will be giving up important rights.  I have been given ample opportunity to consult with and review this Agreement with an attorney of my choice.  By signing below, I acknowledge that I willingly, voluntarily, and knowingly accept and agree to all the terms and conditions of this Agreement.

/s/ David Hemendinger		October 23, 2014
David Hemendinger		Date

EMPLOYEE ID:

Summer Infant (USA), Inc. and
Summer Infant, Inc.

Mark Strozik

By:	/s/ Mark Strozik

Title:	SVP/ Human Resources

Date:	October 23, 2014

Attachments:
Exhibit A: Non-Competition, Non-Disclosure and Developments Agreement dated July 1, 2013